EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

           NovaStar Financial, Inc., a Maryland corporation, and its subsidiaries

• NovaStar Assets Corporation, a Delaware corporation

• NovaStar Mortgage Funding Corporation, a Delaware corporation

• NovaStar Certificates Financing Corporation, a Delaware corporation

• NovaStar Capital Access Corporation, a Delaware corporation

           NFI Holding Corporation, a Delaware corporation, and its subsidiaries

• NovaStar Mortgage, a Virginia corporation

• NovaStar Home Mortgage, Inc., a Delaware corporation

• NovaStar Capital, Inc., a Delaware corporation

• NovaStar Mortgage Funding Corporation II, a Delaware corporation

• NovaStar REMIC Financing Corporation, a Delaware corporation